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January 11, 2000






Dear :

     Unfortunately the management of Simpson Industries, Inc. ("Simpson" or the "Company") has continued its refusal to discuss with us their plans to increase shareholder value. The following are two important topics we would discuss with management were we granted the opportunity:

1. Michael Ward's (Salomon Smith Barney) recent research report concludes that the Company's 12-month price target (as of 11/10/99) is $10 per share, which is lower than the current price (on 1/10/00) of $10 1/8. We find such a prediction by the Company's only major analyst an unfortunate confirmation of our concerns about the stock price. In this light, it seems appropriate to ask management the following:

    - What is management's plan to increase shareholder value within the next 12 months?

    - Why will management's plan translate into a higher stock price, despite Wall Street's apparent skepticism?

    - Why is management's plan preferable in terms of generating shareholder value to attempting to access the premiums that have been available in the merger and acquisition market for automotive parts suppliers?

2. On 11/2/99, MMI submitted a shareholder value proposal calling for an auction of the Company. The Company's management refused to carry our proposal in its proxy materials as was their right to do, although a) the company was FULLY ENTITLED to include MMI's proposal and b) the passage of this proposal WOULD NOT COMPEL ACTION by the Company. Therefore:

    - If a majority of the common stock votes in favor of MMI's proposal, will the board commit publicly to abide by such resolution, and undertake the auction of the Company?

    - Given the non-binding nature of this proposal, do shareholders who support MMI's proposal need to elect a dissident slate of directors in order to ensure the Company's compliance with their wishes?

    - Is management's refusal to discuss this issue based upon a rejection of the auction process? If so, is this refusal to consider an auction of the Company related to a belief that auctions do not maximize value or a concern that an auction would not safeguard management's jobs into the future?

     Please remember that at MMI we manage OUR OWN MONEY. We do not have quarterly gain/loss or redemption requirements, and are very patient investors. Since our initial proxy filing we have increased our holdings of Simpson by an additional 107,100 shares (giving us a total of 807,100). We are financially prepared to run a successful proxy contest in order to protect our collective investment, even though Simpson's management appears to have hired a very expensive law firm, Skadden Arps.

     If you discover that management does have a credible plan to increase shareholder value (a plan that for some reason they have been unwilling to share with us or, it would appear, Salomon Smith Barney), please implore them to relate it to us. We do not wish to hinder any reasonable attempts to create value for shareholders, but we refuse to stand idle while Roy Parrott and Simpson's Board continue to fail to increase our share price.

                                      Sincerely,

                                      MMI Investments II-A, L.P.
                                      By: MCM Management, LLC as General Partner

                                      By:   Clay B. Lifflander

                                            ____________________
                                            Member and President